EXHIBIT 10.5

ASSURANT

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(As Amended and Restated Effective as of January 1, 2008)

ARTICLE ONE – INTRODUCTION

Effective January 1, 1990, the Board of Directors of Fortis, Inc. (“Fortis”) established the Fortis, Inc. Supplemental Executive Retirement Plan as a nonqualified, unfunded supplemental retirement plan for certain executives of Fortis and its subsidiaries. The Plan has been amended from time to time. The Plan was most recently amended and restated effective as of January 1, 2000 (the “Prior Plan”). Effective as of February 4, 2004, the Company was renamed Assurant, Inc. (“Assurant” or the “Company”) and the Prior Plan was renamed as the Assurant Supplemental Executive Retirement Plan. Effective as of January 1, 2008, the Prior Plan is amended and restated as set forth in this document to comply with Section 409A and for certain other purposes. Amounts earned and vested as of December 31, 2004 under the Prior Plan shall remain subject to the terms and conditions of the Prior Plan. Amounts earned or vested under this Plan or the Prior Plan after December 31, 2004 shall be subject to the terms and conditions of this Plan.

ARTICLE TWO – DEFINITIONS

Actuarial Equivalent. Except for determining the amount of benefits payable hereunder in a single lump sum, Actuarial Equivalent shall mean an actuarial conversion using the 1983 Group Annuity Mortality table, and a seven percent (7%) interest per annum assumption. To determine the amount of benefits payable hereunder in a single lump sum on or after January 1, 2008, this Plan shall use the mortality table prescribed under Code Section 417(e) as of the distribution date and the annual rate of interest prescribed under Code Section 417(e) for the September preceding the first day of the Plan Year in which such distribution occurs.

Adverse Change of Circumstance. If a Change in Control occurs with respect to Assurant under subparagraphs (ii), (iii), or (iv) of Section 9.01, then a Participant shall be deemed to have had an Adverse Change of Circumstance if (i) he was employed by Assurant or any Division immediately prior to a Change in Control; and (ii) after such Change in Control of Assurant as described in Section 9.01, (x) the Participant’s employment with Assurant and all of its subsidiaries is terminated by Assurant without Cause; or (y) the Participant terminates employment voluntarily with Assurant and all of its subsidiaries for Good Reason.

If a Division has a Change in Control as defined in subparagraph (i) of Section 9.01, then a Participant employed by such Division immediately prior to the Change in Control has an Adverse Change in Circumstances if either (i) the Person who acquired the Division does not make an offer of employment to such Participant that includes a position, compensation and employment location that are consistent with the requirements of clauses (i), (ii) and (iii) set out at the beginning of definition of Good Reason in this Plan; or (ii) such Participant is offered employment by such Person on terms described in clause (i) of this paragraph, but within two (2) years following such Change in Control (x) the Participant's employment with such Person and all of its affiliates is terminated by such Person without Cause; or (y) the Participant terminates employment voluntarily with such Person and all of its affiliates for Good Reason.

Any termination for Cause, or by the Participant for Good Reason, must be communicated by Notice of Termination to the other party, and must be given in accordance with Section 10.09 of this Agreement. For purposes of this Plan, a “Notice of Termination” means a written notice that:

(i)	indicates the specific termination provision in this Plan relied upon; and

(ii)	to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant's employment under the provision so indicated; and

(iii)	if the date of termination is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 days after the giving of such notice).

If the Participant or the Company fails to set forth in a Notice of Termination any additional fact or circumstance that contributes to a showing of Good Reason or Cause, but otherwise delivers a Notice of Termination in accordance with this Plan, such party will not be precluded from asserting the additional fact or circumstance in enforcing such party’s rights hereunder.

Annual Target Earnings shall mean a Participant’s most recent base salary plus target short-term incentive bonus approved by the Compensation Committee.

Assurant shall mean Assurant, Inc. and its corporate successors.

Assurant Executive Pension Plan shall mean the defined benefit portion of the Assurant Executive Pension and 401(k) Plan, a nonqualified, unfunded, deferred compensation plan, as it may be amended from time to time, or its successor.

Assurant Pension Plan shall mean the Assurant Pension Plan, as it may be amended from time to time, or its successor plan.

Beneficiary shall mean any person who is entitled to receive benefits from this Plan upon the death of a Participant as designated by the Participant on his Beneficiary designation form on file with the Committee. The Committee may require certification in any form it deems appropriate of the Participant’s marital status prior to accepting or honoring any Beneficiary designation. If a Participant fails to name a Beneficiary, or if all of the primary and alternate Beneficiaries named by the Participant predecease the Participant, then the Beneficiary shall be the Participant’s Spouse, and if the Participant does not have a Spouse, then the Beneficiary shall be the Participant’s estate.

Benefit Service shall have that meaning as set forth in Section 4.02.

Board shall mean the Board of Directors of Assurant.

Business Combination means any reorganization, merger, share exchange or consolidation of a Person, or the sale or other disposition, directly or indirectly, of 50% or more of the net assets of a Person.

Cause shall mean termination of a Participant’s employment due to

(i) the willful and continued failure of the Participant to perform substantially the Participant’s duties with the Employer (other than any such failure resulting from incapacity due to physical or mental illness), which failure continues for a period of at least thirty (30) days after a written demand for substantial performance is delivered to the Participant by the Board or the Chief Executive Officer of Assurant that specifically identifies the manner in which the Board or Chief Executive Officer believes that the Participant has not substantially performed the Participant's duties, or

(ii) the willful engaging by the Participant in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Employer.

For purposes of this definition of “Cause,” no act or failure to act on the part of the Participant shall be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant's action or omission was in the best interests of the Employer.

Code shall mean the Internal Revenue Code of 1986, as amended from time to time.

Committee shall mean the Benefit Plans Committee as it may be constituted from time to time.

Compensation Committee shall mean the Compensation Committee of the Board.

Comprehensive Benefit shall mean any amount payable to or on behalf of a Participant or his Spouse or Beneficiary under this Plan.

Disability shall mean that the Participant becomes entitled to recover benefits under any group long-term disability plan or policy maintained by Assurant or its subsidiaries.

Division means the business unit of the Company within which the Participant works from time to time.

Effective Date shall mean January 1, 1990. The effective date of this amendment and restatement is January 1, 2008.

Employer shall mean Assurant or any subsidiary of Assurant that employs any Participant in this Plan.

Executive shall mean an executive officer of an Employer.

Executive Committee shall mean the committee consisting of the Company’s Chief Executive Officer, Chief Financial Officer and Executive Vice President of Human Resources.

Fortis (B) means Fortis (B), a Belgian corporation, or any successor thereof.

Fortis (NL) means Fortis (NL), N.V., a Netherlands corporation, or any successor thereof.

Good Reason means any of the following circumstances:

(i)	Diminution of Position. A material diminution in the Participant’s position, authority, duties or responsibilities, not including a change in job title or reporting responsibilities.

(ii)	Reduction of Compensation. Any material reduction in the aggregate value of the Participant’s annual base salary, short-term cash bonus target amount, long-term incentive plan target amount, and Company-provided benefits, all as in effect immediately prior to the Change in Control, or any failure by the Company to pay any such amounts to the Participant as earned by the Participant. An inadvertent failure by the Company to make any payment of compensation to the Participant that does not occur in bad faith and that is remedied by the Company promptly after the Company receives notice thereof from the Participant, is excluded from the definition of “Good Reason.”

(iii)	Employment Location. The Company’s requiring the Participant to be based at any location that is more than fifty (50) miles from the location at that the Participant is based immediately prior to the Change in Control.

Notwithstanding the foregoing, “Good Reason” shall not exist until after (1) the Participant has given the Company written notice of the applicable event not later than 30 days after the occurrence of such event, specifying in reasonable detail the circumstances of the event and stating the Participant’s intent to terminate his or her employment if not remedied, and (2) the Company has not remedied such event within 30 days after receipt of such notice; provided, however, that if the specified event reasonably cannot be remedied within such 30-day period, the Company commences reasonable steps within such 30-day period to remedy such event and diligently continues such steps thereafter until a remedy is effected, and the remedy is effected within 60 days after the Company’s receipt of the Participant’s notice, then such event shall not constitute “Good Reason.”

Also notwithstanding the foregoing, “Good Reason” shall not exist if the Participant is offered employment with the Company or an affiliate thereof in a position other than with the Division, or if the Participant is offered employment with the Person that acquires the Division or any of such Person’s affiliates, and in either case such offer of employment includes a position, compensation and employment location that are consistent with the requirements of clauses (i), (ii) and (iii) set out at the beginning of this definition of Good Reason.

Participant shall mean an Executive of Assurant or any of its subsidiaries who is designated as a Participant under Article Three.

Person means any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended).

Plan shall mean the Assurant Supplemental Executive Retirement Plan as set forth in its entirety in this document and any amendments thereto.

Plan Year shall mean the calendar year.

Section 409A means Code Section 409A and the Treasury regulations or any other authoritative guidance issued thereunder.

Separation from Service Date shall mean the date on which the Participant has a separation from service within the meaning of Section 409A other than termination of employment for Cause.

Social Security Benefit shall mean the annual primary insurance amount that will become payable to the Participant at (A) the earliest date the Participant could begin to receive old age benefits (whether or not reduced) under the Social Security Act, if the Participant receives benefits under this Plan prior to such date; or (B) the date the Participant actually received benefits under this Plan, if the Participant received benefits under this Plan after the earliest date he could begin to receive Social Security old age benefits (whether or not reduced), based on the Social Security Act in effect at the Separation from Service Date, assuming

(i) no future adjustments in benefits or the contribution and benefit base; and

(ii) the Participant’s compensation at the Separation from Service Date remains in effect thereafter.

Spouse shall mean the person who was married to the Participant (in a civil or religious ceremony recognized under the laws of the state where the marriage was contracted) on the date of the Participant’s death.

Vesting Service shall mean a Participant’s Benefit Service; provided, however, that in no event shall a Participant be credited with Vesting Service for employment before he begins to participate in this Plan.

Defined terms in general. A defined term, such as “Disability,” will normally govern the definitions of derivatives therefrom, such as “Disabled,” even though such derivatives are not specifically defined and even if they are or are not initially capitalized. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender, unless the context clearly indicates to the contrary. Singular and plural nouns and pronouns shall be interchangeable as the factual context may allow or require. The words “hereof,” “herein,” “hereunder” and other similar compounds of the word “here” shall mean and refer to the entire Plan and not to any particular provisions or Section. References to “Participants,” “former Participants,” “Beneficiaries” and “Spouses” shall include also those who may make claims through or on behalf of such persons.

ARTICLE THREE – PARTICIPATION

To participate in this Plan, an Executive of Assurant or any of its subsidiaries must be nominated for participation herein by the Executive Committee. However, at the next meeting of the Compensation Committee following the nomination of an Executive’s participation in this Plan, such nomination shall be approved by the Compensation Committee before the date on which the Executive is eligible to begin participation in the Plan.

ARTICLE FOUR – COMPREHENSIVE BENEFIT

4.01 Comprehensive Benefit. Subject to the conditions stated in this Plan, when a Participant terminates employment with Assurant and all of its subsidiaries other than for Cause, the Participant shall be entitled to receive a benefit, referred to as the “Comprehensive Benefit,” expressed as a single life annuity. The Comprehensive Benefit shall be equal to (i) his Target Benefit minus the sum of; (ii) his Qualified Plan Benefit; (iii) his Nonqualified Plan Benefit; (iv) his Social Security Benefit; and (v) Other Benefit, if any, where:

(i) Target Benefit is fifty percent (50%) of the Participant’s Annual Target Earnings as of his Separation from Service Date, multiplied by a fraction (not to exceed one), the numerator of which is the number of months of Benefit Service as of his Separation from Service Date, and the denominator of which is two hundred forty (240). In other words, after twenty (20) years of Benefit Service, a Participant will earn a full fifty percent (50%) benefit under this Plan. If the Comprehensive Benefit is paid prior to age 60, then the Target Benefit will be reduced on an Actuarially Equivalent basis to reflect early commencement from age 60 to the date the Comprehensive Benefit was paid; provided, however, that effective for Participants who first became eligible to participate in the Plan on or after January 1, 2007, if the Comprehensive

Benefit is paid prior to age 62, then the Target Benefit will be reduced on an Actuarially Equivalent basis to reflect early commencement from age 62 to the date the Comprehensive Benefit is actually paid.

(ii) Qualified Plan Benefit is the amount of annual retirement income that is payable to or for the benefit of the Participant under the Assurant Pension Plan as of his Separation from Service Date.

(iii) Nonqualifed Plan Benefit is the lump sum payable to or for the benefit of the Participant under the Assurant Executive Pension Plan as of his Separation from Service Date.

(iv) Social Security Benefit is defined in Article Two of this Plan.

(v) Other Benefit is the amount of any other benefit that is payable to or for the benefit of the Participant as of his Separation from Service Date as specified in the Compensation Committee resolutions approving his participation in the Plan.

A Participant’s Comprehensive Benefit shall not change after the Participant’s Separation from Service Date except as provided in Section 4.04(b) (Social Security Offset).

4.02 Calculation of Benefit Service. A Participant’s Benefit Service begins on the date he begins active, full-time employment with Assurant or any of its subsidiaries, and ends on his Separation from Service Date. For the first and last calendars months of the Participant’s employment, active employment by the Participant with Assurant or any of its subsidiaries for any part of a calendar month is deemed to be a full month of Benefit Service. If a Participant was formerly employed by a company that is acquired by Assurant or any of its subsidiaries, then Benefit Service prior to the date of such acquisition shall be determined by the Compensation Committee in its sole discretion, and shall be recorded in the Compensation Committee resolutions approving the Participant’s participation in the Plan.

4.03 Commencement and Form of Comprehensive Benefit. The Participant’s Comprehensive Benefit shall be paid in a single lump sum as soon as administratively feasible, but no later than 90 days, after the Participant’s Separation from Service Date. With respect to a specified employee (within the meaning of Section 409A), payment may not occur before the date that is six months after the Participant’s Separation from Service Date (or, if earlier, the date of death of the Participant).

4.04 Adjustment of Comprehensive Benefit in Certain Cases.

(a) Form of Qualified Plan Benefit. The retirement income under the Assurant Pension Plan shall be the amount, expressed as a single life annuity for the life of the Participant, which would be paid under the Assurant Pension Plan as of the Participant’s Separation from Service Date. For this purpose, if the Assurant Pension Plan does not have actuarial reduction factors for benefits commencing before a certain time, then such reduction shall be done on an Actuarially Equivalent basis.

(b) Social Security Benefit Offset. If the Participant’s lump sum is paid from this Plan paid before the Participant is eligible for a Social Security Benefit, then the Social Security Benefit shall be (i) calculated as though the Participant was eligible to receive his Social Security Benefit on the date he receives payment from this Plan; and (ii) reduced on an Actuarially Equivalent basis from the date of Social Security eligibility to the date the Comprehensive Benefit is paid hereunder.

4.05 Vesting.

(a) Three Percent Monthly Vesting after Second Anniversary of Participation in the Plan. A Participant shall be zero percent (0%) vested and have no right to a Comprehensive Benefit if the Participant terminates employment with Assurant and its subsidiaries before the second anniversary of the date on which the Participant commenced participation in the Plan. Beginning on such second anniversary, the Participant shall thereafter become vested in his Comprehensive Benefit at the rate of three percent (3%) for each month of Benefit Service accrued thereafter, to a maximum vesting percentage of 100%.

(b) Full Vesting upon Death. If a Participant dies while employed by Assurant or any of its subsidiaries, then the Participant’s Beneficiary shall be entitled to the death benefit described in Section 5.01 of this Plan regardless of whether or not the Participant was fully vested in his Comprehensive Benefit at the time of his death.

(c) Full Vesting upon Disability. If a Participant becomes Disabled, then the Participant shall become 100% vested in his Comprehensive Benefit as of the date of his Disability.

(d) Full Vesting upon Change in Control. If (A) there is a Change in Control with respect to Assurant (as defined in subparagraph (ii), (iii), or (iv) of Section 9.01), or a Change in Control with respect to a Division (as defined in subparagraph (i) of Article Nine); and (B) a Participant has an Adverse Change in Circumstance within two (2) years following the Change in Control, then the Participant shall become 100% vested immediately in his Comprehensive Benefit.

(e) Forfeiture if Termination is for Cause. Notwithstanding anything to the contrary in this Section 4.05, if a Participant’s employment with Assurant or any of its subsidiaries is terminated for Cause, then such Participant shall forfeit his entire Comprehensive Benefit hereunder.

4.06 [reserved]

4.07 Participant’s Covenants. Notwithstanding any other provision of this Plan, if a Participant eligible to receive a Comprehensive Benefit under this Plan commits a material breach, as determined by the Compensation Committee, of the covenants set forth below concerning noncompetition (including, but not limited to, refraining from becoming associated with or engaging in or rendering services to any business that is in competition in a substantive way with the Employer), confidentiality, nonsolicitation of employees or nonsolicitation of customers, then the Participant shall cease to participate in the Plan as of the date of such breach and the Participant shall forfeit his entire Comprehensive Benefit hereunder. Assurant shall have no further obligation to pay a Comprehensive Benefit to the Participant or his Spouse or Beneficiary.

(a) Noncompetition. Participant’s receipt of his Comprehensive Benefit under the Plan is subject to and contingent upon refraining from becoming associated with or engaging in or rendering services to any business that is in competition in a substantive way with the Participant’s Employer for a period of two (2) years following his Separation from Service Date. Participant shall not, without Assurant’s prior written consent, directly or indirectly, alone or as a partner, officer, director, manager or shareholder of any company or business organization, engage in any such competing business activity. The ownership by Participant of not more than one percent (1%) of the shares of stock of any corporation having a class of equity securities actively traded on a national securities exchange or on NASDAQ shall not be deemed to violate the prohibitions of this Section 4.07(a).

(b) Confidentiality. Participant will retain in confidence any confidential information, including, without limitation, any and all specifications, designs, business plans, financial information, proposals, reports, marketing plans and information, cost information, customer information, sales volumes and other sales statistics, personnel data, profit margins, sources of supply, pricing information, development plans, business strategies, trade secrets, concepts and ideas, known to him concerning the Employer and their business. Participant will hold all confidential information in trust and in strictest confidence, and will protect the confidential information from dissemination, reproduction or disclosure. The obligations of Participant under this Section 4.07(b) shall not apply or will cease to apply to information which has become generally known to the public through no wrongful act of Participant.

(c) Nonsolicitation of Employees. Participant acknowledges and agrees that he shall not, without Assurant’s prior written consent, seek in any manner, directly or indirectly, to induce any person who is employed by Assurant or any of its subsidiaries at any time during his employment or after his Separation from Service Date to leave his employment with Assurant or any of its subsidiaries to enter into an employment relationship with any entity that competes in a substantive way with Assurant or any of its subsidiaries.

(d) Nonsolicitation of Customers, Brokers or Agents. Participant shall not, without Assurant’s prior written consent, call on, solicit, take away, or attempt to call on, solicit, or take away any existing customer, broker, or agent doing business with the Employer as of the Participant’s Separation from Date.

ARTICLE FIVE – DEATH BENEFIT

If a Participant dies before his Comprehensive Benefit is paid, then the Participant’s Beneficiary shall be entitled to receive the Participant’s Comprehensive Benefit accrued to the date of his death under Section 4.01 in the form of a lump sum to be paid as soon as administratively feasible, but no later than 90 days, following the date of the Participant’s death.

The amount of the death benefit shall be the Actuarial Equivalent of the Participant’s Comprehensive Benefit accrued to the date of death. However, the death benefit shall be subject to the reductions described in Sections 4.01 and 4.04.

ARTICLE SIX – [reserved]

ARTICLE SEVEN – FUNDING POLICY

Neither Assurant nor any of its subsidiaries shall be obligated to fund the payment of benefits hereunder. The funds necessary to pay benefits accrued under this Plan shall be paid from the general assets of the Employer. To the extent that any Participant, Spouse or Beneficiary acquires the right to receive payments under this Plan, such right shall be no greater than that of an unsecured general creditor of the Employer.

ARTICLE EIGHT – ADMINISTRATION OF THE PLAN

8.01 Committee

(a) The Compensation Committee shall appoint the members of the Committee who shall serve at the pleasure of the Compensation Committee and, except as otherwise provided in this Plan, shall have complete control of the administration of the Plan with all powers necessary to enable it to carry out properly the provisions of the Plan.

(b) In addition to all implied powers and responsibilities necessary to carry out the objectives of the Plan and any related resolutions, the Committee shall have the power:

(i) to construe the Plan and to determine all questions arising in the administration, interpretation and operation of the Plan and any related resolutions, and to adopt such rules and by-laws as it may find necessary for the proper administration, interpretation and operation of the Plan or any related resolutions provided that all interpretations, determinations and decisions of the Committee in respect of any matter hereunder shall be final, conclusive and binding upon the Employer, Participants, and all other persons claiming any interest under the Plan or any related resolutions, subject only to (i) the provisions of this Section regarding review by the Compensation Committee, and (ii) the claims procedure described in Section 8.02; and

(ii) to amend any or all of the provisions of the Plan, except if any amendment would significantly increase the liabilities of the Plan.

(c) The Committee shall have the authority to appoint and remove the administrators or other outside persons or vendors, and to delegate such duties to each administrator or other persons or vendors as the Committee deems appropriate.

(d) If a member of the Committee is also a Participant in this Plan, and if an issue or action with respect to this Plan relates specifically and uniquely to such Participant, then such Participant shall take no part in the deliberations or decision concerning such issue or action.

(e) Each material financial decision or action by the Committee shall be subject to review by the Compensation Committee. Any decision or action by the Committee that relates specifically and uniquely to the Chief Executive Officer of Assurant shall be deemed to be a material financial decision or action.

(f) Wherever this Plan provides that a decision or action of the Committee (material or otherwise) shall be subject to the review of the Compensation Committee, then such decision or action shall be reported to the Compensation Committee, and such decision or action may be overruled or modified by the Compensation Committee. If the Compensation Committee takes no action with respect to any such decision or action within sixty (60) days of it being reported, the decision or action shall be deemed approved. Until a decision or action subject to this paragraph has been reviewed or is deemed approved by the Compensation Committee, such decision or action shall have no legal effect.

8.01A Compensation Committee. The Compensation Committee shall have the power to appoint and remove the members of the Committee and to review material financial decisions and/or actions of the Committee, including the power to make any Plan amendment that would significantly increase the liabilities of the Plan. In addition to the provisions in Section 4.07, the Compensation Committee shall have the power to approve an Executive’s nomination for participation in the Plan, and to pass any resolutions to provide for an increased benefit to any Participant (including, without limitation, by crediting additional years of Benefit Service to the Participant, or by assuming that the Participant is a given number of years older than is actually the case); provided, however, that any resolutions to increase benefits shall comply with the plan amendment rules in Section 409A and shall only be effective with respect to compensation for services to be performed in subsequent Plan Years. Otherwise, such resolutions shall be null and void. Furthermore, the Compensation Committee shall have the power to terminate the Plan at any time in whole or in part, and provide for the payment of all benefits accrued under the Plan and accelerate payment of all benefits accrued under the Plan, subject to Section 409A. The Compensation Committee shall have no other responsibilities with respect to the Plan.

8.01B Executive Committee. The Executive Committee shall have the power to nominate Executives to participate in the Plan. The Executive Committee also shall have the power to determine the Plan’s funding policy, if any. The Executive Committee shall have no other responsibilities with respect to the Plan.

8.01C Investment Committee. The Investment Committee shall have the power to develop the Plan’s investment strategy.

8.01D Benefit Plans Finance Committee. The Benefit Plans Finance Committee shall have the power to determine the economic assumptions to be used for any actuarial valuation and disclosures.

8.02 Claims Procedure. Any Participant, Spouse, Beneficiary or authorized representative hereof, may file a claim for benefits under the Plan by submitting to the Committee a written statement describing the nature of the claim and requesting a determination of its validity under the terms of the Plan. Subject to the provisions of Section 8.01, within 90 days after the date such claim is received by the Committee, it shall issue a ruling with respect to the claim. If the claim is wholly or partially denied, written notice shall be furnished to the claimant, that shall set forth in a manner calculated to be understood by the claimant:

(a) the specific reason or reasons for denial;

(b) specific reference to pertinent Plan provisions on which the denial is based;

(c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(d) an explanation of the claims review procedures.

Any Participant, Spouse or Beneficiary (or his authorized representative) whose claim for benefits has been denied, may appeal such denial by resubmitting to the Committee a written statement requesting a further review of the decision within 60 days of the date the claimant receives notice of such denial. Such statement shall set forth the reasons supporting the claim, the reasons such claim should not have been denied, and any other issues or comments that the claimant deems appropriate with respect to the claim.

If the claimant shall request in writing, the Committee shall make copies of the Plan documents pertinent to his claim available for examination by the claimant.

Within 60 days after the request for further review is received, the Committee shall review its determination of benefits and the reasons therefor and notify the claimant in writing of its final decision. Such written notice shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, with specific references to the pertinent Plan provisions on which the decision is based.

Any suit for benefits must be brought within one year after the date the Committee has made a final denial of a claim for benefits. Notwithstanding any other provision of the Plan to the contrary, any suit for benefits must be brought within two years after (a) in the case of any lump-sum payment, the date on which the payment was made; or (b) for all other claims, the date on which the action complained of occurred.

ARTICLE NINE – DEFINITION OF CHANGE IN CONTROL

9.01 Definition of Change in Control. “Change in Control” means and includes each of the following:

(i) Any event that results in the Division no longer being controlled, directly or indirectly, by Assurant, Inc.; provided, however, that (1) a sale of the Division's investment assets in the ordinary course of business, including, without limitation, any sale of assets in connection with financial reinsurance, shall not be a Change in Control of the Division; (2) the liquidation, termination of operations, or other winding down of the Division shall not be a Change in Control of the Division; and (3) the final and binding determination of whether a Change of Control has occurred for purposes of this subparagraph (i) shall be made by the Board of Directors of the Company acting in good faith.

(ii) The acquisition by any Person of direct or indirect beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, and including, without limitation, such beneficial ownership by means of owning any parent corporation of the Company) of 50% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Current Securities”); provided, however, that for purposes of this subparagraph (ii), the following acquisitions shall not constitute a Change in Control: (1) any acquisition by Fortis (NL), Fortis (B), or a Person who is as of January 1, 2000 the beneficial owner, directly or indirectly, of 50% or more of the Current Securities; (2) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Person controlled by the Company; or (3) any acquisition by any Person pursuant to a transaction that complies with clauses (1), (2) and (3) of subsection (iii) of this Section 9.01.

(iii) Consummation of a Business Combination of the Company, unless immediately following such Business Combination the following three conditions are met: (1) all or substantially all of the Persons who were the beneficial owners of the Current Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership of the Current Securities immediately prior to such Business Combination; (2) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 50% or more of the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Board at the time of the execution of the initial Business Combination agreement, or of the action of the Board providing for such Business Combination.

(iv) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company, unless the Division has been transferred to some other Person controlled, directly or indirectly, by Assurant prior to such liquidation or dissolution.

9.02 Certain Changes to Plan upon a Change in Control. If (A) there is a Change in Control with respect to Assurant (as defined in Section 9.01(ii), (iii), or (iv)), or a Change in Control with respect to a Division (as defined in Section 9.01(i)); and (B) a Participant has an Adverse Change in Circumstance within two (2) years following the Change in Control then, upon the Participant's termination of employment following such Adverse Change in Circumstances:

(i) the Participant shall be credited immediately with thirty-six (36) additional months of Benefit Service; and

(ii) the actuarial reduction for commencement of the Plan benefit prior to age 60 shall be calculated as though the Participant was thirty-six (36) months older than his actual age.

ARTICLE TEN – MISCELLANEOUS

10.01 Right to Amend and Terminate. Subject to the provisions in Article 8 regarding the amendment authority of the Committee, the Compensation Committee reserves the right to modify, alter, amend, or terminate the Plan, at any time and from time to time, without notice, and in accordance with the rules under Section 409A; provided, however, that no such amendment or termination shall (without the written consent of the Participant, if living, and if not, of the Participant’s Spouse or other applicable Beneficiary) reduce the amount or delay the timing of payment of any retirement benefit, disability benefit, or survivor benefit under the Plan that has accrued with respect to the Participant or his Spouse or Beneficiary as of the date of such amendment or termination (regardless of whether or not such benefit is vested under Section 4.05 and regardless of whether or not such benefit is in pay status). For this purpose, the benefit that shall have accrued as of the date of a given amendment or date of termination shall be based on the Participant’s Annual Target Earnings, Benefit Service, Vesting Service, and other applicable factors as of the date of such amendment or termination. Furthermore, if permitted by Section 409A, the termination of the Plan will involve both the amendment of the Plan to provide for payment of all benefits accrued under the Plan and the accelerated payment of benefits accrued under the Plan.

10.02 Nonassignment of Benefits. The Comprehensive Benefit payable under the Plan shall not be subject in any manner to anticipation, assignment, garnishment or pledge and any attempt to anticipate, assign, garnish or pledge the same shall be void and no such benefits shall be in any manner liable for or subject to the debts, liabilities, engagements or torts of any Participant, Spouse or Beneficiary.

10.03 Merger Of Employer. If Assurant and substantially all of its subsidiaries are acquired by, merged into, or sell substantially all of their assets to any other organization, the Plan shall not be automatically terminated, but instead shall be continued thereafter by such successor organization. All rights to amend, modify, suspend or terminate the Plan shall be transferred to the successor organization, effective as of the date of combination or sale.

10.04 [reserved]

10.05 No Right to Continued Employment. Nothing in this Plan shall be deemed to give any Participant the right to be retained in the service of the Employer or to deny the Employer any right it may have to discharge him at any time.

10.06 Construction. To the extent not preempted by federal law, the Plan shall be governed by and construed in accordance with the laws of the State of New York.

10.07 Severability. The invalidity and unenforceability of any particular provision of this Plan shall not affect any other provision hereof, and the Plan shall be construed in all respects as if such invalid or unenforceable provision were omitted or modified so as to cure such defect.

10.08 Guarantee. If the form of payment to a Participant or Beneficiary is scheduled to provide payments over a period of more than one (1) year, and if at the time such payments commence Assurant is not subject to a pending proceeding as a debtor under the United States Bankruptcy Code, then Fortis Insurance N.V. hereby guarantees the payment of each and every benefit to such Participant or Beneficiary under this Plan, and such guarantee shall be unconditional, legally binding, and irrevocable. However, notwithstanding the preceding sentence, in the event that Fortis Insurance N.V., including its affiliates or successors, ceases to be the beneficial owner of Assurant, then the amount of the guarantee under the preceding sentence shall be set as the Actuarial Equivalent of the Participant’s Comprehensive Benefit immediately following such cessation of beneficial ownership.

10.09 Notices. All notices and other communications made pursuant to this Agreement must be in writing and must be given by hand delivery, or by certified mail, return receipt requested, or by overnight courier, or by telecopy with a confirmation copy sent by either overnight courier or first-class mail, and addressed as follows:

If to the Participant, then to the Participant's last known address.

If to the Company:

Assurant, Inc.

Attention: Benefit Plans Committee

One Chase Manhattan Plaza

41st Floor

New York, NY 10005

or to such other address as either party shall have furnished to the other in writing in accordance with this Section. Notice and communications shall be effective when actually received by the addressee.

10.10 Deduction Limitation. If the Committee determines in good faith that there is a reasonable likelihood that any compensation paid to a Participant for a taxable year of the Company would not be deductible by the Company or the Employer solely by reason of the limitation under Code Section 162(m), then to the extent deemed necessary by the Committee to ensure that the entire amount of any distribution to the Participant pursuant to this Plan is deductible, the Committee may delay all or any portion of a distribution under this Plan. The amounts so delayed shall be distributed to the Participant or his Beneficiary (in the event of the Participant’s death) at the earliest possible date, as determined by the Committee in good faith, on which the deductibility of compensation paid or payable to the Participant for the taxable year of the Company or the Employer during which the distribution is made will not be limited by Code Section 162(m).

10.11 Prohibited Acceleration/Distribution Timing. This Section 10.11 shall take precedence over any other provision of the Plan to the contrary. No provision of this Plan shall be followed if following the provision would result in the acceleration of the time or schedule of any payment from the Plan as would require immediate income tax to Participants based on the law in effect at the time the distribution is to be made, including Section 409A. In addition, a payment may be delayed after a designated payment date under the circumstances described in Section 409A, including payments subject to Code Section 162(m), or payments that would violate federal securities or other applicable law. In such case, payment will be made at the earliest date on which the Company reasonably anticipates that the making of the payment will not cause such violation. The making of a payment that would cause inclusion in gross income or the application of any penalty provision or other provision of the Code is not treated as a violation of applicable law.

IN WITNESS WHEREOF, Assurant, Inc. and Fortis Insurance N.V. (the latter solely for purposes of the guarantee set forth at Section 10.08) have caused this Plan to be signed by each of their duly authorized officers on the date shown below, but effective as of January 1, 2008.

ASSURANT, INC.

By:	/s/ Lesley Silvester
Title:	Executive Vice President
Date:	February 14, 2008

Attest:
/s/ Jon Spano
Title:	Executive Assistant
Date:	February 14, 2008

FORTIS INSURANCE N.V.

By:	/s/ J.P. Votron / G. Mittler
Title:	Members Executive Committee
Date:	23/07/2008

Attest:
/s/ P. Goris
Title:	Senior Legal Counsel
Date:	23/07/2008